                                                                    EXHIBIT 99.1


                                As of 18 MAY 2001









                              MICROSOFT CORPORATION



                        LIBERTY MEDIA INTERNATIONAL, INC.



                            LIBERTY UK HOLDINGS, INC.



                                LIBERTY UK, INC.



                           TELEWEST COMMUNICATIONS plc

                  ============================================

                               AMENDMENT AGREEMENT
                                 RELATING TO THE
                            REVISED NEW RELATIONSHIP
                                    AGREEMENT

                  ============================================



                     [FRESHFIELDS BRUCKHAUS DERINGER LOGO]

                                    CONTENTS


CLAUSE                                                                                           PAGE
INTERPRETATION.......................................................................................1

AMENDMENTS...........................................................................................1

UNDERTAKINGS NOT TO VOTE.............................................................................5

COUNTERPARTS.........................................................................................5

GOVERNING LAW AND JURISDICTION.......................................................................5

THIS AMENDMENT AGREEMENT is dated as of 18 May 2001

BETWEEN:

(1) MICROSOFT CORPORATION, a company incorporated in Washington, whose principal place of business is at One Microsoft Way, Redmond, WA 98052 6399 (MICROSOFT);

(2) LIBERTY MEDIA INTERNATIONAL, INC., a company incorporated in Delaware, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (LIBERTY INTERNATIONAL) (formerly known as
Tele-Communications International, Inc.);

(3) LIBERTY UK HOLDINGS, INC., a company incorporated in Delaware, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado 80112 USA (LIBERTY UK HOLDINGS);

(4) LIBERTY UK, INC., a company incorporated in Colorado, USA whose principal place of business is 9197 South Peoria Street, Englewood, Colorado, 80112 USA (formerly known as United Artists Programming - Europe, Inc.) (LIBERTY UK); and

(5) TELEWEST COMMUNICATIONS plc, a company incorporated in England and Wales (registered no. 2983307), whose registered office is at Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW, England (the COMPANY).

WHEREAS:

(A) The parties to this Agreement are party to a relationship agreement dated as of 3 March 2000 (the REVISED NEW RELATIONSHIP AGREEMENT).

(B) The parties have agreed to amend the Revised New Relationship Agreement upon the terms, and subject to the conditions of, this Agreement.

THE PARTIES AGREE as follows:

INTERPRETATION

1. Words and expressions defined in the Revised New Relationship Agreement shall have the same meanings when used in this Agreement.

AMENDMENTS

2. Subject to the passing, by shareholders of the Company other than the Shareholders and their respective Affiliates, at the Annual General Meeting of the Company proposed to be convened to be held on 21 June 2001 of resolution 21 set out in the notice convening such meeting, the Revised New Relationship Agreement shall be amended as follows:

(a) by the insertion of a new clause 9.16 as follows:

         "9.16

         (i)      The following definitions are used in this clause 9.16:

                  "CODE" means the City Code on Takeovers and Mergers.

                  "CONCERT PARTY" means (a) the Microsoft Group and the Liberty Group and (b) for so long as the Panel treats any such Person as "acting in concert" (within the meaning of such term in the Code) with any member(s) of the Liberty Group and/or the Microsoft Group in relation to the Company, Media One International Holdings II, Inc. and/or Media One Holdings and its Affiliates from time to time or Media One Group, Inc. and/or Media One International Holdings Inc. and/or either of their holding companies and/or either of their subsidiary undertakings and/or any subsidiary undertakings of either of their holding companies for the time being and/or any registered holder of shares beneficially owned by a person within such group provided always that no such person or group of undertakings within the Media One Group shall also be within the Liberty Group.

                  "CONVERTIBLES" means (i) the 5% accreting convertible notes in the aggregate principal amount of (pound)253.5m issued on 1 November 2000, 15 January 2001 and 2 April 2001, respectively, (together the "ACCRETING CONVERTIBLE NOTES") pursuant to an agreement dated 1 November 2000 between the Company and Deutsche Telekom AG and (ii) the 6% senior convertible notes due 2005 issued on 7 July 2000 in the aggregate principal amount of $500m by Telewest Finance (Jersey) Limited (the "6% SENIOR CONVERTIBLE NOTES").

                  "DILUTIVE CONVERSION" means any proposed issuance of Ordinary Shares (and, for the avoidance of doubt, Limited Voting Shares constitute such securities) pursuant to the conversion of any Convertibles which would reduce the percentage of Shares owned by the Concert Party in aggregate below 50.1% of the Shares in issue for the time being (by reference to the nominal value of all Shares in issue).

                  "PANEL" means The Panel on Takeovers and Mergers.

         (ii) Without prejudice to clause 9.3 or 9.5 while the Concert Party in aggregate holds, owns or votes 50.1% or more of the Shares in issue (by reference to the nominal value of all Shares in issue) for the time being and from time to time the Microsoft/Liberty Shareholders shall be entitled (subject to the provisions of this clause 9.16) on each occurrence of the issue of Ordinary Shares pursuant to a conversion of any of the Convertibles in circumstances that would constitute a Dilutive Conversion, simultaneously with such conversion to subscribe on the terms set out below pro-rata (subject to paragraph (iii) below) to their respective existing holdings of Shares for that number of Ordinary Shares (up to a maximum aggregate of 500 million Ordinary Shares) necessary to permit the Concert Party to maintain ownership or voting of sufficient issued Shares in aggregate as will represent 50.1% of the Shares in issue (by reference to the nominal value of all Shares in issue) immediately following such conversion and provided that, if in the opinion of leading external New York counsel of at least 10 years' standing (such opinion to be obtained at the Company's expense and to be addressed to the Company) such subscription would result in a Debenture Change of Control then such entitlement shall be an entitlement to subscribe for Ordinary Shares to the maximum extent possible without, in the opinion of such leading New York counsel, causing such a Debenture Change of Control, with the balance of such entitlement being a right to subscribe for Limited Voting Shares.

         (iii)    The Company agrees to give each of Microsoft and Liberty
                  International:

                  (a) 8 Trading Days' written notice prior to the issue of Ordinary Shares pursuant to the conversion of any of the 6% Senior Convertible Notes;

                  (b) 8 days' written notice prior to the issue of Ordinary Shares pursuant to the conversion of any of the Accreting Convertible Notes, unless such conversion results from a change of control (as defined in such notes); and

                  (c) 8 Trading Days' written notice prior to the issue of Ordinary Shares pursuant to the expected conversion of any of the Accreting Convertible Notes resulting from a change of control (as defined in such notes), where in any such case such conversion of the relevant Convertibles would constitute a Dilutive Conversion (a "DILUTIVE CONVERSION NOTICE").

                  Each of the Microsoft/Liberty Shareholders shall, within 3 Trading Days after receipt of a Dilutive Conversion Notice by Microsoft and Liberty International, notify the Company in writing whether it wishes to exercise the option to subscribe for Shares under this clause 9.16 (which may be exercised in full only and not in part) and whether it would like to subscribe any surplus Ordinary Shares, or, to the extent applicable, Limited Voting Shares for which any other Person is entitled to subscribe under this clause but which are not taken up in accordance with this clause. Any such notice shall be irrevocable. If any Ordinary Shares or, to the extent applicable, Limited Voting Shares to which the Microsoft/Liberty Shareholders are entitled to subscribe in accordance with this clause in respect of a particular

                  Dilutive Conversion are not taken up in accordance with this clause the Company shall allocate such excess Ordinary Shares or, to the extent applicable, Limited Voting Shares to those Microsoft/Liberty Shareholders who requested additional Ordinary Shares or Limited Voting Shares and, in case of competition for such shares, pro rata to their existing holdings of Shares. If the aggregate number of Ordinary Shares and, to the extent applicable, Limited Voting Shares for which the Microsoft/Liberty Shareholders apply to subscribe in accordance with this paragraph (iii) is less than the aggregate number of Shares to which the option to subscribe for Shares under this clause 9.16 (if exercised in full) applies, then (except in a case falling within paragraph (iv) below) any notice of exercise given in accordance with this paragraph (iii) shall be void, and the option to subscribe for Shares in respect of the relevant Dilutive Conversion under this clause 9.16 shall lapse.

         (iv) Prior to exercising their rights under clause 9.16 the Microsoft Group and the Liberty Group agree with each other to consult each other and, if the exercise of their rights may have implications under Rule 9 of the City Code on Takeovers and Mergers, to consult the Panel. If within 7 Trading Days (or, in a case falling within paragraph (iii)(b) above, 7 days) of receipt of notice from the Company of the proposed issue of such securities, (a) the Panel has not granted or has denied a waiver of all requirements under Rule 9 for the Liberty Group or the Microsoft Group to make a mandatory offer as a result of the exercise of their rights under clause 9.16 or (b) any shareholder approval required by the Panel has not been granted or has been denied and in either case, both the Microsoft Group and the Liberty Group wish to exercise their rights under clause 9.16 and such exercise would trigger the requirement for a mandatory offer under Rule 9, then unless Liberty International and Microsoft otherwise agree, the Liberty Group and the Microsoft Group shall exercise their rights under this clause 9.16 only to the maximum extent practicable without triggering any requirement under Rule 9 for a mandatory offer and, in case of competition, pro rata to their then existing holdings of Shares.

         (v) Any Shares subscribed by the Microsoft/Liberty Shareholders pursuant to this clause 9.16 shall be subscribed in cash at a price per Share equal to the average Closing Price for the 10 consecutive Trading Days ending on the Trading Day falling 2 Trading Days prior to the date of issue of the Ordinary Shares arising from the relevant Dilutive Conversion. Such Shares shall be issued simultaneously with the issue of the Ordinary Shares pursuant to the relevant Dilution Conversion."; and

(b) by the insertion, at the end of the existing clause 9.14, of the following:

         "The terms of this clause 9.14 shall not apply for so long as the Microsoft Group and the Liberty Group together hold, own or vote 50.1% or more of the Shares in issue (by reference to the nominal value of all Shares in issue) for the time being and from time to time. For the avoidance of doubt, the provisions of this clause 9.14 shall not apply in respect of clause 9.16.".

UNDERTAKINGS NOT TO VOTE

3. Each of Microsoft, Liberty International, Liberty UK Holdings and Liberty UK shall, and each shall procure that its Affiliates shall, abstain from voting on the resolution referred to in clause 2 above relating to the approval of the amendments to the Revised New Relationship Agreement set out in clause 2 above.

COUNTERPARTS

4. This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

GOVERNING LAW AND JURISDICTION

5.1 This Agreement is governed by and shall be construed in accordance with English law.

5.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, PROCEEDINGS and DISPUTES) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

5.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

5.4 Process by which any Proceedings are begun in England may be served on any party by being delivered in accordance with clause 23 of the Revised New Relationship Agreement or may be served on the parties without addresses in England (as set out in clause 23.2 of the Revised New Relationship Agreement) by being delivered to the agents at the addresses indicated below (or such other agent or address as the party in question may notify to the other parties):

Microsoft:                           Sisec Limited, 21 Holborn Viaduct, London
                                     EC1A 2DY

                                     For the attention of:  Richard Ufland
                                     Fax: 0207 296 2001

Liberty International, Liberty UK    Grays Inn Secretaries Limited
and Liberty UK Holdings:             5 Chancery Lane
                                     London EC4 1BU

                                     For the attention of Philip Goodwin/ Jeremy
                                     Cohen
                                     Fax: 0207 404 0087

Nothing contained in this clause 5.4 affects the right to serve process in another manner permitted by law.



AS WITNESS this Agreement has been executed by the duly authorised representatives of the parties the day and year first before written.

SIGNED by  /s/ John Seethoff        )
          --------------------------
for and on behalf of MICROSOFT      )
CORPORATION                         )


SIGNED by /s/ Graham Hollis         )
         ---------------------------
for and on behalf of                )
LIBERTY MEDIA                       )
INTERNATIONAL, INC.                 )


SIGNED by /s/ Graham Hollis         )
         ---------------------------
for and on behalf of                )
LIBERTY UK, INC.                    )


SIGNED by /s/ Graham Hollis         )
         ---------------------------
for and on behalf of                )
LIBERTY UK HOLDINGS,                )
INC.                                )


SIGNED by /s/ Stephen Cook          )
         ---------------------------
for and on behalf of                )
TELEWEST COMMUNICATIONS             )
PLC                                 )